EXHIBIT 10.01

Execution Copy

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is dated as of August 12, 2020 (the “Effective Date”) by and between FOUNDATION FOR ANGELMAN SYNDROME THERAPEUTICS, “FAST”, a California corporation with a principal place of business in Illinois, US, and Lixte Biotechnology Holdings, Inc., a Delaware corporation (“Company”). FAST and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, FAST is a California non-profit 501(c)(3) organization dedicated to funding research for treatments and a cure for Angelman Syndrome (“AS”); and

WHEREAS, FAST has made a grant to the Regents of the University of California on behalf of its Davis campus (“Institution”) with a project under the direction of Dr. David Segal to create a stable infrastructure for the rapid testing of potential therapeutics in rodent models of AS; and

WHEREAS, Company would like to test its compound LB-100 (together with all analogs, metabolites and/or active forms thereof, and all derivatives or parts of the foregoing, the “Compound”) for potential therapeutic effect in rodent models of AS utilizing the infrastructure at Institution funded by FAST.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. “Background Intellectual Property” of a Party or of Institution means all intellectual property rights: (a) owned or controlled by such Party or Institution on or prior to the date of this Agreement or (b) acquired or developed by such Party or Institution after the date of this Agreement other than in connection with the performance of the Services or performance of this Agreement, including such rights in any Materials (as defined below), copyrights, inventions (whether or not patentable), software, know-how, United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof.

1.2. “Data” shall mean all results, data and information (including analytical, pre- clinical, clinical, safety, manufacturing and quality control), study designs and protocols generated in the performance of the Services under this Agreement.

1.3. “Invention” shall mean all inventions, invention disclosures, formulae, compositions, program, software, works of authorship, products, methods or processes, innovations, discoveries, findings and improvements (whether or not patentable), assays, materials (including biological, pharmacological, toxicological, pharmaceutical and chemical), and research tools discovered, conceived, invented or first reduced to practice (collectively, “Invented”) in the performance of the Services by (or on behalf of) FAST or Institution (whether solely or jointly with another person or entity), but in no event including Data. For the avoidance of doubt, Inventions are not Background Intellectual Property.

1.4. “Patents” shall mean all patents and patent applications, including divisionals, continuations, continuations-in-part, converted provisionals and any and all extensions or restorations.

1.5. “Services” means the research services to be performed by or on behalf of FAST and Institution under this Agreement, including under a Project Agreement (as defined below).

1.6. “Project Agreement” means a written agreement defining a project scope of work, and expected deliverables that is executed by both Parties. A Project Agreement is deemed to be incorporated by reference into, and subject to the terms and conditions of this Agreement.

ARTICLE 2.

SERVICES

2.1. The Services shall be provided by Institution in accordance with this Agreement and the FAST Infrastructure Grant Agreement between the Fast and Institution dated February 1, 2020 (Grant Number FT2020-002) (the “Institution Agreement”). FAST shall direct Institution to commence the Services after the Effective Date and shall use its best efforts to cause Institution to conduct such Services in accordance with the terms and conditions of this Agreement, including all Project Agreements. For the avoidance of doubt, FAST shall be responsible to Company for any breach of or failure to comply with this Agreement by Institution.

2.2. This Agreement does not prevent FAST or Institution from providing similar services for, or engaging in research in a similar field with, entities other than the Company.

2.3. Company agrees to provide FAST the materials identified in the Project Agreement (“Materials”) for use in connection with the Services in accordance with the Material Transfer Terms attached hereto as Attachment A, the terms of which are incorporated herein by reference. FAST agrees that it will, and will direct Institution to, comply with the Material Transfer Terms attached hereto as Attachment A.

2.4. Upon completion of the study described in the Project Agreement attached hereto as Attachment B (the “Initial Study”), the Parties shall promptly meet to review the Data resulting from the Initial Study. In the event that such Data indicates that the Compound could be therapeutically beneficial to individuals with Angelman Syndrome, FAST and Company promptly shall commence good faith negotiations to enter into a collaboration on reasonable terms pursuant to which FAST would provide operational and financial support for further clinical development of the Compound in exchange for mutually agreeable consideration.

ARTICLE 3.

COSTS & PAYMENT

3.1. Company acknowledges that FAST’s operations partially rely on Services recipients paying to FAST the consideration owed for any Services provided. Accordingly, Company’s failure to comply with the cost and payment obligations, constitutes a material breach of this Agreement entitling FAST to seek all available remedies.

3.2. Conditioned on FAST’s completion of the study described in Attachment B, Company agrees to pay FAST five percent (5%) of all Proceeds (defined below) received by Company, up to a cap of two hundred fifty thousand dollars ($250,000). “Proceeds” means gross revenues received by Company from: (a) commercial sales of a Product (defined below) and (b) any monetary payments received by Company attributable to the grant of rights to a third party to sell a Product (excluding (i) equity or debt investments in Company or its affiliates by a third party, or equity or debt investments in Company or its affiliates received as consideration other than for such grant of license, (ii) payments by a third party for payment or reimbursement of patent prosecution, defense, enforcement and maintenance and other related expenses, (iii) payments by a third party for bona fide research, development, or manufacturing activities (including payments for FTEs) relating to the Product undertaken by or on behalf of the Company after the effective date of the license, (iv) payment for goods supplied to a third party at fair market value). “Product” means a regulatory-approved therapeutic for Angelman’s Syndrome comprising the Compound, the regulatory approval of which was based in whole or part on Data arising from the study described in Attachment B. For the avoidance of doubt, Company has no payment obligations to Institution hereunder, and no responsibility for any obligations of FAST to Institution under the Institution Agreement.

ARTICLE 4.

DATA; RECORDS AND REPORTS

4.1. Subject to 5.2, Company shall own the Data and any research reports communicating the Data furnished by FAST or Institution to Company during the performance of the Services. Company grants FAST and Institution a right to use Data solely for educational and research purposes.

4.2. FAST shall cause Institution to maintain records of the Data and the progress of the Services and shall provide Company with reports of the Data and progress of the Services in accordance with the Project Agreement.

4.3. Should Company stop efforts related to development of the Materials for use in the treatment of Angelman Syndrome, Company shall give FAST written notice within thirty (30 days) following the date of such cessation.

4.4. FAST in its sole discretion may request one audit of Company’s relevant books and records to verify Company’s compliance with its obligations respecting the payments under Section 3.2. Such shall be conducted by a mutually-acceptable independent auditor, during Company’s regular business hours, at FAST’s sole cost. The auditor shall enter into an appropriate confidentiality agreement with Lixte. Company will make such books and records available to the independent auditor for inspection within ten (10) days of when FAST notifies Company of its exercise of the audit right in this Section 4.4. Company agrees that if the audit uncovers a shortfall in the amounts paid to FAST of greater than 5% between what Company paid to FAST and what Company owes FAST for the exploitation of Data, then Company must pay FAST within thirty (30) days of when the audit is completed (a) all amounts necessary to cover the shortfall; and (b) all costs that FAST incurs in conducting the audit.

ARTICLE 5.

INTELLECTUAL PROPERTY

5.1. Each Party shall retain all right, title, and interest in and to that Party’s Background Intellectual Property utilized in the performance of the Services.

5.2. No Inventions are anticipated to be conceived and no Patents to be filed in connection with the performance of the Services. FAST and Institution will not file any application for a Patents covering any Invention developed in connection with the performance of the Services. FAST agrees that any patentable Invention that incorporates, derives from or otherwise uses the Compound (a “Patentable Compound Invention”) will be owned exclusively by Company, and Company will have the sole right to file a patent application for any Patentable Compound Invention. In the event that a Patentable Compound Invention is developed, FAST will (and will cause Institution to) assign all rights in such Patentable Compound Invention to Company, without the payment of additional consideration by Company. In the event Institution does not agree to assign such rights, upon the request of Company, FAST will enforce its rights under the Institution Agreement or assign such enforcement rights to Company.

5.3. FAST represents and warrants that Institution has agreed to provide to FAST all Data promptly after such Data is developed, and FAST will provide to Company all Data promptly after receipt from Institution. FAST represents and warrants that Institution has agreed in the Institution Agreement that, as between Institution and FAST, FAST will own any such Data, and Institution has agreed to assign to FAST all right, title and interest to all Data, and FAST hereby irrevocably assigns to Company any and all such right, title and interest in such Data (including the right under the Institution Agreement to require Institution to execute and document the foregoing assignment), without the requirement of Company to pay any additional consideration.

5.4. FAST and Institution will execute such documents, and provide other support and cooperation, as is reasonably requested by Company to effect, document, perfect, record and enforce the assignments described in Section 5.2 and 5.3.

ARTICLE 6.

CONFIDENTIALITY& PUBLICATION

6.1. In the course of performing work under this Agreement, it may be necessary for a party to disclose to the other certain confidential/proprietary information or data (“Confidential Information”). FAST may provide Confidential Information of Company to Institution in connection with the performance of the Services, provided that Institution has agreed in writing to be bound by obligations of confidentiality no less protective of Company Confidential Information than those imposed by this Agreement. Each party agrees to hold the other’s Confidential Information in confidence during the term of this Agreement and for five (5) years after expiration or termination thereof. The obligation of confidentiality also applies to disclosures of Data to Company by FAST or Institution. It is agreed that “Confidential Information” includes and the confidentiality obligations and use limitations also apply to any data relating to the Compound that Company discloses to either FAST or Institution. The parties shall take reasonable precautions to avoid disclosure, publication, or dissemination of the providing party’s Confidential Information and to use the providing party’s Confidential Information only in connection with the project. No obligation of confidentiality by a receiving party applies to any information which such receiving party can show: (i) was already in the receiving party’s possession prior to its receipt from the disclosing party; (ii) becomes publicly known or available through no breach of this Agreement by the receiving party; (ii) is acquired by the receiving party from a third party without notice or restrictions of confidentiality; (iv) is independently developed by the receiving party’s personnel to whom the providing party’s Confidential Information had not been disclosed, without any use of or reference to any Confidential Information; or (v) is required to be disclosed by law or governmental regulation, but only to the extent that the disclosure required under applicable law, in which case both parties will work together in order to comply with the request.

6.2. Publication.

(a) FAST and/or Institution shall have the first right to publish, present or otherwise disclose Data for any purpose, subject to the terms of this Section 6.2(i). For purposes of this Section, “Publication” shall mean any paper, report, poster, internet posting, presentation, abstract, or other public disclosure of information arising out of the Services, in printed, electronic, oral, or other form. FAST agrees, and has required Institution, to furnish all Publications to Company in advance of disclosure as follows: at least thirty-five (35) days prior to submitting a Publication that is a manuscript, or fifteen (15) days prior to submitting a Publication that is an abstract or presentation. FAST shall require Institution to forward each proposed Publication simultaneously to both FAST and Company. Company shall have thirty (30) days from receipt to review and comment on such proposed Publication, and FAST and Institution may not publish or disclose such Publication until the expiration of such thirty (30) day period. Upon Company’s timely request, FAST will require the Principal Investigator to correct any errors and to give due consideration to making any other reasonably requested changes to the Publication. Notwithstanding the foregoing, if within such thirty (30) day period: (i) the Company notifies FAST that the Company requires deletion from the publication or presentation of Confidential Information of the Company, FAST will work with Institution and Company to cooperate to modify the disclosure to ensure Confidential Information of the Company is not disclosed. If the Company requests that the publication or presentation be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication or presentation be filed, FAST shall instruct Institution to delay the publication or presentation for up to sixty (60) days from the issuance of the notice to Lixte to allow for the filing of patent applications or other intellectual property protection.

(b) In order to preserve FAST’s and Institution’s publication rights and Company’s patent rights, both Parties shall maintain Intellectual Property, Data, and research reports communicating the Data as confidential and shall not disclose such information to any third party until the publication of such information by the Investigator in accordance with Section 6.2(i).

ARTICLE 7.

TERM & TERMINATION

7.1. Term. The initial term of this Agreement shall begin on the Effective Date of this Agreement and shall end on the later of the three (3) year anniversary of the Effective Date or the last date on which all Project Agreements expire or terminate, unless terminated sooner pursuant to Sections 7.2 hereof. This Agreement may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the Parties.

7.2. Termination. Either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party breaches any of the terms or conditions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. In the event of an incurable breach, the non-breaching Party may terminate this Agreement effective immediately upon written notice to the breaching Party.

7.3. Effects of Termination. Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination hereof. The provisions of ARTICLE 3; ARTICLE 5; ARTICLE 6; ARTICLE 8 and ARTICLE 9 and SECTION 2.4, ARTICLE 4 and SECTION 7.3, shall survive such termination.

ARTICLE 8.

DISCLAIMER OF WARRANTIES, INDEMNIFICATION

8.1. FAST AND COMPANY MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SERVICES, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE MATERIAL OR SERVICES OR ANY INTELLECTUAL PROPERTY OR DATA, OR THAT USE OF INTELLECTUAL PROPERTY OR DATA WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON RESULTING FROM THE SERVICES OR THE USE OF ANY INTELLECTUAL PROPERTY, MATERIALS, DATA OR ANY PRODUCTS RESULTING THEREFROM.

8.2. Indemnification.

(a) Company shall indemnify, defend, and hold harmless FAST and Institution, and their respective trustees, officers, faculty, students, employees, contractors and agents (the “FAST Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), which the FAST Indemnitees may hereafter incur, or be required to pay, incurred in connection with a claim filed by a third party that is based on (a) the Company’s use of the Data, (b) the Company’s development and commercialization of a Product, it being understood that if the Company and FAST enter into a broader collaboration pursuant to Section 2.4, this provision may be subject to revision, and (c) any breach by Company of this Agreement; provided that Company’s obligations pursuant to this Section 8.2(a) shall not apply to the extent such claims or suits result from any acts or omissions or breach of this Agreement by any of the FAST Indemnitees, or their fraud, gross negligence or willful misconduct.

(b) FAST shall indemnify, defend, and hold harmless Company, and its officers, directors, employees, contractors and agents (the “Company Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), which the Company Indemnitees may hereafter incur, or be required to pay, incurred in connection with a claim filed by a third party that is based on any breach by FAST of this Agreement, provided that FAST’s obligations pursuant to this Section 8.2(b) shall not apply to the extent such claims or suits result from any acts or omissions or breach of this Agreement by any of the Company Indemnitees, or their fraud, gross negligence or willful misconduct.

(c) As a condition to the right of a FAST Indemnitee or Company Indemnitee (each an “Indemnitee”) to receive indemnification under this Section 8.2, the Indemnitee shall: (a) promptly notify the indemnifying Party when it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. An indemnifying Party shall have no liability under this indemnity for any settlement entered into by an Indemnitee without the prior consent of the Indemnifying Party. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of the other Party or the Indemnitee; or (b) commits the other Party or the Indemnitee to take, or forbear to take, any action, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. The other Party shall reasonably cooperate with the indemnifying Party and its counsel in the course of the defense of any such suit, claim or demand.

ARTICLE 9.

ADDITIONAL PROVISIONS

9.1. Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, terrorism, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences, provided that: (i) the non-complying party uses commercially reasonable efforts to cure or mitigate the effect of such Force Majeure Event and to perform such obligation(s); (ii) the non-complying party promptly (but in any event within ten (10) days of the occurrence of such event) provides written notice to the other party of the occurrence of such Force Majeure Event, its effect on performance, and how long that party expects it to last, and thereafter provides notice(s) updating such information as reasonably necessary. If the force majeure continues, or is forecasted to continue for more than ninety (90) days, the other Party may terminate this Agreement.

9.2. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

9.3. Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

9.4. Third Party Beneficiary. Except as expressly set forth herein, no party, other than FAST or Company shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including, without limitation, rights as a third party beneficiary.

9.5. Use of Names. Company and its affiliates may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of FAST without the prior written consent of FAST. Notwithstanding the foregoing, Company may use the name of FAST in a non-misleading and factual manner solely to state FAST’s provision of the Services. FAST shall not use Company’s name without Company’s prior written consent except that FAST may acknowledge scientific contributions to the Data in scientific publications, and for other academic purposes.

9.6. No Discrimination. Neither FAST nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

9.7. Successors and Assignment.

(a) The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

(b) Neither Party may assign or transfer this Agreement or any of its rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Party, except that Company may assign this Agreement in connection with the sale of all or substantially all of Company’s business that is the subject of this Agreement, whether by sale of equity, assets, merger (whether or not Company is the surviving entity of such merger) or reorganization.

(c) Any assignment not in accordance with this Section 9.14 shall be void.

9.8. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.9. Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Attachments hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.10. Governing Law. This Agreement, each Project Agreement, and any amendments hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Each Party hereto agrees to submit to the personal jurisdiction and venue of the State or Federal Courts located in the State of Delaware for resolution of all disputes arising out of, in connection with, or by reason of the interpretation, construction, and enforcement of this Agreement, each Project Agreement, and any Amendments hereto, and hereby waives the claim or defense therein that such Courts constitute an inconvenient forum.

9.11. Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then either Party may submit a notice identifying the basis for the dispute, and the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If within thirty (30) days of such notice the Parties are unable to resolve such dispute amicably, then either Party may commence an action, and the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in Delaware.

9.12. Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address shown below or such other address as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; or if sent via overnight courier, one (1) business day after deposit with the courier service.

For FAST	with a copy to:
Foundation for Angelman Syndrome Therapeutics	Saul, Ewing, Arnstein & Lehr
P.O. Box 608	1919 Pennsylvania Ave., Suite 550
Downers Grove, IL 60515	Washington, DC 20006
Attn: Paula Evans	Attn: Jay G. Reilly

For Company:	with a copy to:
Lixte Biotechnology Holdings, Inc.	Dechert LLP
248 Route 25A No. 2	1095 Avenue of the Americas
East Setauket NY 11733	New York, NY 10036
Attn: John S. Kovach, M.D.	Attn: Joshua Rawson, Esq.

9.13. Waiver. A waiver by either Party of any of the terms and conditions of this Agreement must be in writing, and in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.14. Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

9.15. Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

9.16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) or electronic copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Master Services Agreement as of the date first written above.

FOUNDATION FOR ANGELMAN SYNDROME THERAPEUTICS		LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ Paula Evans	By:
Name:	Paula Evans	Name:
Title:	Chairperson	Title:
Date:	08/13/2020	Date:

[Signature Page to Fee for Service Agreement]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Master Services Agreement as of the date first written above.

FOUNDATION FOR ANGELMAN SYNDROME THERAPEUTICS	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	By:	/s/ John S Kovach
Name:	Name:	John S Kovach
Title:	Title:	President & CEO
Date:	Date:	13 August 2020

[Signature Page to Fee for Service Agreement]

Attachment A Material Transfer Terms

1.	Definitions

a.	“Materials” as used herein shall mean: (a) those materials described in the Project Agreement provided by Company at Company’s sole discretion; (b) any related biological or chemical material and associated know-how and data provided by Company; and (c) any Modifications, Progeny and Unmodified Derivatives. Material shall not include other substances created by RECIPIENT through the use of the Materials which are not Modifications, Progeny, or Unmodified Derivatives.

b.	“Modifications” as used herein shall mean substances created by RECIPIENT which contain/incorporate the Material.

c.	“Progeny” as used herein shall mean unmodified descendant from the Material, such as virus from virus, cell from cell, or organism from organism.

d.	“Unmodified Derivatives” as used herein shall mean substances created by RECIPIENT which constitute an unmodified functional subunit or product expressed by the Material. Some examples of Unmodified Derivatives may include: subclones of unmodified cell lines, purified or fractionated subsets of the Material, proteins expressed by DNA/RNA, or monoclonal antibodies secreted by a hybridoma cell line.

2.	The Materials are considered proprietary to and the Confidential Information of Company. Company shall be free, in its sole discretion, to distribute the Materials to others and to use the Materials for its own purposes. The Materials may only be utilized by FAST or Institution to facilitate the Services.

3.	Except as expressly set forth in this Agreement, nothing herein shall be deemed to grant any right under any of Company’s patents, and the Materials will not be used in research that is subject to consulting or licensing obligations to any third party, other than obligations to the U.S. government resulting from research that is funded by the U.S. government.

4.	FAST agrees to use the Materials in compliance with all laws and regulations, including but not limited to current EPA, FDA, USDA, and NIH guidelines. The Materials are supplied solely for research purposes, for use in animals and/or in vitro. THE MATERIALS WILL NOT BE USED IN HUMANS. Any and all Materials that remain after the completion of the Initial Study will be, at Company’s election, returned to Company or destroyed.

5.	Data and Intellectual Property generated in the performance of the Services shall be governed in accordance with the terms and conditions of the Agreement.

6.	FAST agrees to maintain the confidentiality of any proprietary information respecting the Materials if such information is Confidential Information as defined and governed by the Agreement.

FAST acknowledges that the Materials are experimental in nature and they are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. COMPANY MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS.